UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2020

Neoleukin Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Delaware	001-36327	98-0542593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

360-1616 Eastlake Avenue East

Seattle, Washington 98102

(Address of principal executive offices, including zip code)

(206) 732-2133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value per share	NLTX	The Nasdaq Global Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☒

If an emerging grown company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2020, Neoleukin Therapeutics, Inc., (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Robert Ho as the Chief Financial Officer of the Company, including as the “principal financial officer” and “principal accounting officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, effective on or about March 16, 2020 (the “Appointment Date”). Effective as of the Appointment Date, the Company’s current Interim Chief Financial Officer and Vice President, Finance, Kamran Alam, has agreed to resign from his current positions. Following the Appointment Date, Mr. Alam will serve as the Company’s Senior Strategic Advisor.

Before joining the Company, Mr. Ho served in various positions at Davita Inc., a provider of kidney dialysis services, since January 2016, including most recently as Senior Finance Director. Prior to that and a one year break in service, Mr. Ho served as Strategic Financial Advisor to a privately owned company from 2007 to 2014. Mr. Ho also served in various positions at Morgan Stanley from March 2004 to February 2007, including most recently as a Vice President in the Healthcare Investment Banking Division. Mr. Ho holds a Bachelor of Business Administration from the University of Notre Dame and an M.B.A. from the University of Virginia Darden School of Business.

In connection with Mr. Ho’s appointment as Chief Financial Officer, the Compensation Committee of the Board approved the Company’s entry into an employment agreement (the “Employment Agreement”) with Mr. Ho, which includes the following terms: (i) an initial annual base salary of $350,000 per year (the “Initial Base Salary”), (ii) an annual discretionary bonus of up to 40% of the Initial Base Salary (the “Target Bonus”), (iii) a restricted stock unit (the “RSU Award”) representing the opportunity to receive an aggregate of 75,000 shares of the Company’s common stock (“Common Stock”) with the shares underlying the RSU Award vesting in three equal annual installments on each of the first, second and third anniversaries of the Appointment Date, in each case so long as Mr. Ho remains employed by the Company through the applicable vesting date, and (iv) an option to purchase up to 200,000 shares of Common Stock (the “Option Award”) with 1/4th of the shares underlying the Option Award vesting and becoming exercisable on the one-year anniversary of the Appointment Date, and 1/48th of the shares underlying the Option Award vesting and becoming exercisable on a monthly basis thereafter, among other benefits. Additionally, in the event Mr. Ho experiences a termination of his employment without “cause” or he resigns for “good reason” (each as defined in the Employment Agreement), provided that he executes and makes effective a release of claims against the Company and its affiliates, Mr. Ho will become entitled to (i) continued base salary for nine months, payable in accordance with the Company’s standard payroll practices; and (ii) premium payments for continued healthcare coverage for up to nine months. In the event Mr. Ho experiences a termination without “cause” or he resigns for “good reason” during the 12-month period following a change in control, then in lieu of the foregoing, Mr. Ho would become entitled to (a) continued base salary for 12 months, payable in accordance with the Company’s standard payroll practices; (b) 100% of his annual target bonus, payable in a single lump-sum; (c) premium payments for continued healthcare coverage for up to 12 months; and (d) 100% accelerated vesting his then-outstanding equity awards.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2020.

The Company expects to enter into its standard form of indemnification agreement for directors and executive officers with Mr. Ho. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 28, 2014 and incorporated by reference herein.

There are no arrangements or understandings between Mr. Ho and any other persons, pursuant to which he was appointed as Chief Financial Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Ho and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2020

NEOLEUKIN THERAPEUTICS, INC.

By:	/s/ Jonathan Drachman
Jonathan Drachman
Chief Executive Officer and President